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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                                 Amendment No. 1

                           NOTIFICATION OF LATE FILING




(Check one): |X| Form 10-K   |_| Form 20-F   |_| Form 11-K   |_| Form 10-Q
             |_| Form N-SAR  |_| Form N-CSR

             For Period Ended:   December 31, 2005
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             |_| Transition Report on Form 10-K
             |_| Transition Report on Form 20-F
             |_| Transition Report on Form 11-K
             |_| Transition Report on Form 10-Q
             |_| Transition Report on Form N-SAR

             For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

National Datacomputer, Inc.
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Full Name of Registrant


Not Applicable
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Former Name if Applicable


900 Middlesex Turnpike, Bldg # 5
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Address of Principal Executive Office (Street and Number)


Billerica, MA 01821
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      | (a)  The reason described in reasonable detail in Part III of this form
      |      could not be eliminated without unreasonable effort or expense
      | (b)  The subject annual report, semi-annual report, transition report on
      |      Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
      |      portion thereof, will be filed on or before the fifteenth calendar
[_]   |      day following the prescribed due date; or the subject quarterly
      |      report or transition report on Form 10-Q, or portion thereof, will
      |      be filed on or before the fifth calendar day following the
      |      prescribed due date; and
      | (c)  The accountant's statement or other exhibit required by Rule
      |      12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant continues to encounter delays in preparing the Annual Report on Form 10-KSB for the year ended December 31, 2005, however the Registrant anticipates filing the Annual Report within the next twenty days. Residual administrative issues have unexpectedly extended this process. This delay could not be eliminated by the registrant without undue effort or expense.

 (Attach extra Sheets if Needed)

SEC 1344         Persons who are to respond to the collection of information
(07-03)          contained in this form are not required to respond unless the form displays a currently valid OMB control number.



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                Bruna Bucacci                        (978)        663-7677
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                    (Name)                        (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).  [X] Yes    [_] No


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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    [_] Yes    [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           NATIONAL DATACOMPUTER, INC.
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                  (Name of Registrant as Specified in Charter)



has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date  April 14, 2006            By  /s/ William B. Berens
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                                    William B. Berens
                                    President, Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.







                                    ATTENTION

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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).
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